As filed with the Securities and Exchange Commission on September 23, 2019

Registration No. 033-62773

Registration No. 333-27949

Registration No. 333-143322

Registration No. 333-225328

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-62773

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-27949

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143322

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-225328

Under

THE SECURITIES ACT OF 1933

MIDSOUTH BANCORP, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-1020809
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

102 Versailles Boulevard

Lafayette, Louisiana 70501

(337) 237–8343

(Address of Principal Executive Offices)

MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan

MidSouth Bancorp, Inc. Omnibus Stock Incentive Plan

MidSouth Bancorp, Inc. 1997 Stock Incentive Plan

Employment Agreement Between MidSouth Bancorp, Inc. and C. R. Cloutier

Employment Agreement Between MidSouth Bancorp, Inc. and Karen L. Hail

(Full title of the plans)

Joy Lambert Phillips

Executive Vice President, General Counsel and Corporate Secretary

Hancock Whitney Corporation

Hancock Whitney Plaza, 2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4000

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Nicholas G. Demmo, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of MidSouth Bancorp, Inc., a Louisiana corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

File No. 033-62773, originally filed with the Commission on September 20, 1995, pertaining to the registration of 28,000 shares of common stock, par value $0.10 per share, of the Registrant (“Common Stock”), issuable under the Employment Agreement between MidSouth Bancorp, Inc. and C.R. Cloutier and the Employment Agreement between MidSouth Bancorp, Inc. and Karen L. Hail.

•

File No. 333-27949, originally filed with the Commission on May 29, 1997, as amended by Amendment No. 1 filed with the Commission on February 27, 2004, pertaining to the registration of 272,875 shares of Common Stock, issuable under the MidSouth Bancorp, Inc. 1997 Stock Incentive Plan.

•

File No. 333-143322, originally filed with the Commission on May 29, 2007, pertaining to the registration of 500,000 shares of Common Stock, issuable under the MidSouth Bancorp, Inc. Omnibus Stock Incentive Plan.

•

File No. 333-225328, originally filed with the Commission on May 31, 2018, pertaining to the registration of 560,000 shares of Common Stock, issuable under the MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan.

On September 21, 2019, pursuant to that certain Agreement and Plan of Merger dated as of April 30, 2019 (the “Merger Agreement”), between the Registrant and Hancock Whitney Corporation, a Mississippi corporation (“Hancock Whitney”), the Registrant merged with and into Hancock Whitney (the “Merger”).

In connection with the consummation of the Merger, the Registrant terminates the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, Mississippi, on September 23, 2019.

HANCOCK WHITNEY CORPORATION
As successor by merger to MidSouth Bancorp, Inc.

By:	/s/ Michael M. Achary
Name:	Michael M. Achary
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.